UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Host America Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Host America Corporation
Two Broadway
Hamden, Connecticut 06518

May 21, 2007
Dear Shareholder:

You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Host America Corporation, which will be held at 10:00 am, Eastern Daylight Time, on June 18, 2007 at Quinnipiac University, 275 Mount Carmel Avenue, Hamden, Connecticut 06518. The matters to be acted upon at the Annual Meeting are proposals to:

1.	Re-elect one of our directors;

2.	Ratify the appointment of Mahoney Cohen & Company, CPA, P.C. as our independent registered public accounting firm to audit our financial statements for the fiscal year ending June 30, 2007; and

3.	Transact such other business as may properly come before the annual meeting.

The proposals referred to above are described in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. Whether or not you plan to attend the Annual Meeting, we urge you to vote on the Internet, or by telephone at 1-800-690-6903, or to complete, date, sign and return your proxy card in the enclosed prepaid envelope as promptly as possible so that your shares will be voted at the Annual Meeting as a quorum of the shareholders must be present at the meeting, either in person or by proxy, for the conduct of business. This will not limit your right to vote in person or to attend the annual meeting.

 To Vote by Internet and to Receive Materials Electronically:

Read the proxy statement.
Go to the website (www.proxyvote.com) that appears on your proxy card.
Enter the control number found in the shaded box in front of your proxy card and follow instructions.
Choose to receive an e-mail notice when proxy statements and annual reports are available for viewing over the Internet. You will cut down on bulky paper mailings, help the environment and lower our expenses.

The deadline for Internet and telephone voting is 11:59 p.m., Eastern Daylight Time, the day before the meeting date. I encourage you to vote via the Internet using the control number that appears on the front of your proxy card and to choose to receive future mailings electronically rather than receiving them on paper.

The Annual Report for the year ended June 30, 2006 is enclosed, and I hope you will read it carefully. Feel free to forward to us any questions you may have if you are unable to be present at the meeting. Our Internet website, located at http://www.hostamericacorp.com, is a convenient way to communicate with us.

Sincerely,
David J. Murphy President and Chief Executive Officer

Host America Corporation
Two Broadway
Hamden, Connecticut 06518

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 18, 2007

May 21, 2007

TO THE SHAREHOLDERS OF HOST AMERICA CORPORATION:

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Shareholders of Host America Corporation, a Colorado corporation (the “Company”), will be held at Quinnipiac University, 275 Mount Carmel Avenue, Hamden, Connecticut 06518, on June 18, 2007, at 10:00 am, Eastern Daylight Time. The purpose of the meeting is to consider and take action upon the following matters:

1.	To elect one Class III director to serve until the 2009 Annual Meeting of Shareholders;

2.	To ratify the selection of Mahoney Cohen & Company, CPA, P.C. as our independent registered public accounting firm for the fiscal year 2007; and

3.	To transact such other business as may properly be brought before the meeting and any postponements, continuations, or adjournments thereof.

This Proxy Statement and the accompanying proxy are being mailed to the shareholders of the Company on or about May 21, 2007.

Only holders of record of the Company’s common stock and Series B Preferred Stock at the close of business on May 15, 2007, the record date, are entitled to notice of and to vote at the Annual Meeting.

All shareholders, whether or not they expect to attend the Annual Meeting in person, are urged to sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope (which requires no additional postage if mailed in the United States) as soon as possible. Additional information regarding voting is set forth in the Proxy Statement and in the enclosed proxy. The granting of a proxy will not affect your right to vote in person if you attend the Annual Meeting.

Our Board of Directors unanimously approves and recommends that an affirmative vote be cast in favor of each of the proposals listed on the proxy card and described in the enclosed Proxy Statement.

This notice, the proxy and Proxy Statement enclosed herewith are sent to you by order of our Board of Directors.

David J. Murphy President and Chief Executive Officer

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Host America Corporation for use at the 2006 Annual Meeting of the Shareholders (the “Annual Meeting”) of Host America Corporation, a Colorado corporation, to be held at Quinnipiac University, 275 Mount Carmel Avenue, Hamden, Connecticut 06518, on June 18, 2007, at 10:00 am., Eastern Daylight Time, and at all postponements, continuations or adjournments thereof. This Proxy Statement and the enclosed proxy were first furnished to our shareholders on or about May 21, 2007. In this Proxy Statement, we use the terms “Company,” “Host America,” “Host,” “we,” “our,” and “us” to refer to Host America Corporation.

VOTING PROCEDURES

Our outstanding shares entitled to vote as of May 15, 2007, the record date, consisted of 10,506,514 shares of common stock and 266,667 shares of Series B preferred stock. Only shareholders of record at the close of business on the record date are entitled to vote at the Annual Meeting. Each share is entitled to one vote on all matters to be voted upon at the Annual Meeting, including the election of directors. The common stock and Series B preferred stock vote as a single class.

The presence in person or by proxy of a majority of our outstanding shares of common stock and Series B preferred stock entitled to vote at the Annual Meeting is necessary to provide a quorum for the transaction of business at the meeting. Your shares can only be voted if you are present in person or are represented by returning a properly signed proxy. Your vote is very important. Whether or not you plan to attend the meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed within the United States. All signed and returned proxies will be counted towards establishing a quorum for the meeting, regardless of how the shares are voted.

Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted “FOR” the nominee for director, and “FOR” the ratification of the selection of Mahoney Cohen & Company, CPA, P.C. to serve as our independent registered public accounting firm for the fiscal year 2007, and as the individuals named as proxy holders on the proxy deem advisable on all matters as may properly come before the meeting.

You may revoke your proxy at any time prior to the exercise thereof by submitting another proxy bearing a later date, by giving written notice of revocation to us at our address indicated above or by voting in person at the meeting. Any notice of revocation sent to us must include your name and must be received prior to the meeting to be effective. Votes cast by proxy or in person at the meeting will be counted by the persons we appoint to act as election inspectors for the Annual Meeting.

Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

No shareholder of the Company, whether abstaining, voting “FOR” or “AGAINST” any of the proposals will be entitled to appraisal rights or the right to receive cash for shares under Colorado law or otherwise. At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

STOCK OWNERSHIP

The following tables set forth certain information regarding the beneficial ownership of our shares of common stock as of May 15, 2007 (except where another date is indicated) by: each person known by us to beneficially own more than five percent of our common stock, each director and nominee for director, each of the named executive officers listed in the Summary Compensation Table within this Proxy Statement, and all of our directors and executive officers as a group. This information is based upon filings made by such persons with the Securities and Exchange Commission and upon information provided to us.

Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options or warrants held by that person that are currently exercisable or that are or may become exercisable within 60 days of May 15, 2007 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and under applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite the shareholder’s name. Applicable percentage ownership in the following table is based on 10,506,514 shares of common stock outstanding as of May 15, 2007.

Unless otherwise indicated below, the address of each of the principal shareholders is c/o Host America Corporation, Two Broadway, Hamden, Connecticut 06518.

Securities Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding

MidSouth Investor Fund LP 201 4th Avenue North, Suite 1950 Nashville, Tennessee 37219	819,000	(1)	7.66%

First New York Securities L.L.C. 850 Third Avenue, 17th Floor New York, New York 10022	1,058,537	(2)	10.07%

(1)
Lyman O. Heidtke, as the President of Heidtke & Company, which serves as the manager and investment advisor for MidSouth Investor Fund, LP, has discretionary authority to vote and dispose of the securities held by MidSouth Investor Fund, LP, and thus is deemed to have indirect beneficial ownership thereof. MidSouth Investor Fund, LP owns 490,000 shares of common stock and warrants to purchase 147,000 shares of common stock.  Additionally, Mr. Heidtke directly owns 140,000 shares of common stock and warrants to purchase 42,000 shares of common stock, which have been aggregated with the beneficial ownership of MidSouth Investor Fund, LP.

(2)
Amount beneficially owned as a group pursuant to Section 13(d)(3) of the Exchange Act. Includes 277,015 shares of common stock beneficially owned by First New York Securities L.L.C. (“FNYS”), 288,511 shares of common stock and warrants to purchase 15,000 shares of common stock beneficially owned by Steve Heinemann, an employee of FNYS, 299,011 shares of common stock and warrants to purchase 15,000 shares of common stock beneficially owned by Doug Lipton, a partner of FNYS, and 164,000 shares of common stock beneficially owned by Jay Goldstein, a partner of FNYS.

Security Ownership of Management

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding

David J. Murphy	529,180	(1)	4.90%
Anne L. Ramsey	73,077	(2)	*
Gilbert Rossomando	102,395	(3)	*
Mark Cerreta	114,895	(4)	1.09%
Ronald R. Sparks	510,277	(5)	4.85%
John D’Antona	64,674	(6)	*
Patrick J. Healy	150,197	(7)	1.41%
Michael C. Malota	140,000	(8)	1.33%
Nicholas M. Troiano	27,050	(9)	*

All Directors and Executive Officers as a Group (9 persons)	1,711,745		16.11%

*	Less than 1%.
(1)	Mr. Murphy is the beneficial owner of 242,100 shares of common stock, options to purchase 280,000 shares of common stock and warrants to purchase 7,080 shares of common stock.
(2)
Ms. Ramsey currently serves as a director. She served as Human Resources Director through November 23, 2005. She is the beneficial owner of 577 shares of common stock and options to purchase 70,500 shares of common stock and 2,000 publicly held warrants.

(3)	Mr. Rossomando is the beneficial owner of 41,395 shares of common stock and options to purchase 61,000 shares of common stock.
(4)	Mr. Cerreta is the beneficial owner of 53,895 shares of common stock and options to purchase 61,000 shares of common stock.
(5)	Mr. Sparks is the beneficial owner of 492,277 shares of common stock and 18,000 stock options.
(6)	Mr. D’Antona is the beneficial owner of 74 shares of common stock, options to purchase 64,500 shares of common stock and warrants to purchase 100 shares of common stock.
(7)	Mr. Healy is the beneficial owner of 38,037 shares of common stock, options to purchase 83,000 shares of common stock and warrants to purchase 29,160 shares of common stock.
(8)	Mr. Malota is the beneficial owner of 100,000 shares of common stock, and options to purchase 40,000 shares of common stock.
(9)	Mr. Troiano is the beneficial owner of 1,250 shares of common stock, warrants to purchase 300 shares of common stock and options to purchase 25,500 shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the federal securities laws, Host’s directors and officers are required to report to the SEC their beneficial ownership of common stock or warrants and any changes in that ownership.  Specific dates for such reporting have been established by the SEC and we are required to report any failure to file by the established dates during fiscal year 2006.  Based solely on the review of the Forms 3, 4 and 5 furnished to us and certain representations made to us, we believe that during the year ended June 30, 2006, there were no filing deficiencies under Section 16(a).

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of six directors, who are divided into three classes, Class I, Class II and Class III, with each class serving for a full three-year term. Mr. Troiano is a Class III director who is a nominee for reelection at the Annual Meeting. If elected, Mr. Troiano will serve for a three-year term. Ms. Anne Ramsey, who is also a Class III director whose term is expiring at the Annual Meeting, has not been nominated for reelection to the Board of Directors. As such, the Board will be comprised of five directors at the conclusion of the Annual Meeting. If elected, the nominee will serve until the 2009 Annual Meeting. The Class I directors will be considered for reelection at the 2007 Annual Meeting and the Class II directors will be considered for reelection at the 2008 Annual Meeting.

The nominee is a currently a member of the Board and has indicated a willingness to serve as a director if reelected. Our Board has no reason to believe that the director nominee will be unable to serve as a director or will become unavailable for any reason. If, at the time of the meeting, the director nominee becomes unavailable for any reason, the persons entitled to vote the proxy will vote, as such persons determine in their discretion, for such substituted nominee, if any, nominated by our Board.

Vote Required

The vote of the holders of a plurality of the shares present in person or represented by proxy and entitled to vote in the election of directors is required to elect any director. Abstentions and broker non-votes will have no effect on the election of directors. Shareholders do not have the right to cumulate their votes for directors.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF MR. TROIANO.

Directors

The following table sets forth certain information with respect to the director nominee and the directors who will continue in office after the Annual Meeting, including the name and age of each director and nominee, his principal occupation and business experience, and the commencement of his term as a director.

Nominees for Election
Name and Age	Principal Occupation or Employment During the Past Five Years; Other Directorships	Director Since

Nicholas M. Troiano (49) (Class III director)
Mr. Troiano has been a director since February 2004. Mr. Troiano is an attorney engaged in the practice of law in New Haven, Connecticut. From 2000 to the present, he has been in private practice in New Haven, Connecticut. He was an Assistant Town Attorney for the Town of Hamden, Connecticut from 1998 to 2000. From 1996 to 1998, Mr. Troiano was a partner at Liberli & Troiano in New Haven, Connecticut. From 1993 to 1996, Mr. Troiano worked in the Chief Clerk’s Office of the Superior Court of New Haven. He served as counsel and research analyst for House Republican members of the House of Representatives of the Connecticut General Assembly from 1988 to 1991. Mr. Troiano also served on the Hamden Legislative Council as Sixth District Councilman from 1991 to 1997. Mr. Troiano received a B.A. from Lake Forest College and a J.D. from the University of Puget Sound School of Law.
2004

Directors Whose Term of Office Will Continue After the Annual Meeting

Name and Age	Principal Occupation or Employment During the Past Five Years; Other Directorships	Director Since
David J. Murphy (49) (Class I director)
Mr. Murphy has served as President and Chief Executive Officer since February 2007 and previously served as our Acting President and Chief Executive Officer since August 2005. Mr. Murphy has also served as a director since 1986. From 1986 to 2007, he served as Executive Vice President and from 1998 to 2007, he also served as our Chief Financial Officer. Mr. Murphy has more than 25 years experience in the food service industry. Currently, he is responsible for all financial and operational aspects of the Company. From 1984 to 1986, he was the Operations Manager for Campus Dining at the University of New Haven and served as Adjunct Professor in the Hotel, Restaurant and Tourism School. From 1983 to 1984, he was involved in operations at Hamilton College in Clinton, New York and Fairleigh Dickinson University in Madison, New Jersey. Mr. Murphy received his B.S. degree in International Business from Quinnipiac University in Hamden, Connecticut, and a certificate in Exporting Marketing from the same college. He has also completed post graduate courses in business.
		1986
Gilbert Rossomando (48) (Class II director)	Mr. Rossomando has served as a director since July 2000 and is one of the founders of Lindley Food Services. Mr. Rossomando served as an officer and director of Lindley from July 1995 to July 2000 and continues to serve as President of Lindley Food Services, our subsidiary, where he is responsible for cost analysis, sales and marketing, contract bidding and employee policies. Mr. Rossomando has a Bachelor’s Degree in Business Administration and Food Service Management from the University of New Haven.	2000
John D’Antona (63) (Class II director)	Mr. D’Antona has served as a director since February 1998. Mr. D’Antona has 25 years experience in a variety of food service marketing and sales positions and is the New England Regional Manager for Mother Parker Tea and Coffee. Mother Parker Tea and Coffee, a Canadian company, was established in 1912 and is the largest private label and producer of tea and coffee in North America.	1998
Patrick J. Healy (62) (Class II director)
Mr. Healy has been a director since February of 1998. He is the Senior Vice President for Finance and Administration for Quinnipiac University and has held this position for the past 20 years. He received his Bachelor’s Degree in Accounting from Quinnipiac University, his MBA from the University of New Haven, a doctorate in Educational Leadership, Higher Education Administration from the University of Connecticut, and completed the higher education program at the Institute for Educational Management at Harvard University. He has been on the Board of the Connecticut Chapter of the Leukemia and Lymphoma Society since 1992, where he served as Treasurer, Vice President, and Chapter President. He was elected to the National Board of the Leukemia and Lymphoma Society in 1996, and also serves on the Board of The Children’s Corner in Ridgefield, Connecticut.
		1998

There are no family relationships among any directors, executive officers or persons nominated or chosen by the Company to become a director or executive officer.

Corporate Governance Principles and Board Matters

Host America is committed to having sound corporate governance principles and practices. Our primary corporate governance documents, including our Code of Ethics and our Audit Committee and Compensation Committee Charters, are available to the public on our website at www.hostamericacorp.com. The following is a discussion of our current corporate governance principles and practices.

Code of Ethics

Our Board of Directors adopted a Code of Ethics to provide guidance on maintaining our commitment to being honest and ethical in our business endeavors. The Code of Ethics applies to our directors, executive officers and employees and covers a wide range of business practices, procedures and basic principles regarding corporate and personal conduct. A copy of the code is available on our website at www.hostamericacorp.com. In addition, we undertake to provide without charge, upon request, a copy of our Code of Ethics. Requests should be submitted in writing to: Host America Corporation, Two Broadway, Hamden, Connecticut 06518.

Independence of Directors

The Board has determined that Messrs. D’Antona, Healy and Troiano are independent within the meaning of the director independence standards as set forth in NASDAQ Rule 4200 and have no material relationship with the Company, directly or indirectly, that would interfere with the exercise of independent judgment. Generally, the Board of Directors determines the independence of each director based on the standards adopted by the Board that comply with NASDAQ Rule 4200.

On February 23, 2007, two former directors, Mr. C. Michael Horton and Mr. Peter Sarmanian resigned from the Board to pursue personal business interests. At the time of their resignations, both Mr. Horton and Mr. Sarmanian were considered independent directors based on the independence standards set forth above and served on the Board’s Compensation Committee and Audit Committee, respectively. Mr. Geoffrey Ramsey, our former President and Chief Executive Officer, resigned from the Board on August 30, 2005. At the time of his resignation, Mr. Ramsey was not considered an independent director and did not serve on any Board committees.

Board Meetings

Our Board of Directors held eight meetings during fiscal 2006 and took various other corporate actions pursuant to unanimous written consents. All directors attended 100% of the board meetings and assigned committee meetings during fiscal 2006. As a general matter of policy, Board members are expected to attend our annual meetings. We did not hold a 2005 Annual Meeting of Shareholders.

Committees of the Board

We have established audit, compensation, executive and public disclosure committees. We have provided information about these committees below. Copies of the Audit and Compensation Committee charters are available at www.hostamericacorp.com.

The Board believes that, considering our size and the members currently serving as directors, decisions relating to nominations for election to the Board can be made on a case-by-case basis by all members of the Board without the formality of a nominating committee or a nominating committee charter.

Audit Committee. The Audit Committee is presently composed of three independent directors: Patrick Healy, Nicholas Troiano and John D’Antona. The Chairman of the Audit Committee is Patrick Healy. Each member of the Audit Committee satisfies the independence standards specified in NASDAQ

Rule 4200 and Rule 4350(d). The Audit Committee held six meetings during fiscal 2006, including two meetings with our independent registered public accounting firm. All current members of the Audit Committee are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. The Board has determined that Mr. Healy qualifies as an audit committee financial expert as defined within Section 229.407(d)(5)(ii) of the Securities Exchange Act of 1934. The Audit Committee has adopted a charter, which was ratified and approved by the Board, and can be found on our website at www.hostamericacorp.com.

The Audit Committee assists the Board in fulfilling its responsibilities with respect to matters involving the accounting, financial reporting and internal control functions of the Company and our subsidiaries. This includes assisting the Board in overseeing: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; and (iv) the performance of our independent registered public accounting firm. The committee retains our independent registered public accounting firm, subject to shareholder ratification, and consults with and reviews the reports of our independent registered public accounting firm and those of our internal financial staff.

Compensation Committee. The Compensation Committee is presently composed of John D’Antona, Patrick Healy and Nicholas Troiano. The Chairman of the Compensation Committee is John D’Antona. Each member of the Compensation Committee satisfies the independence standards specified in NASDAQ Rule 4200 and Rule 4350(c). The Compensation Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. There was one meeting held during fiscal 2006. The Compensation Committee has adopted a charter, which was ratified and approved by the Board, and can be found on our website at www.hostamericacorp.com.

Our Compensation Committee determines the objectives of our Company’s compensation program for executives. The policies and procedures of the Compensation Committee are:

a.	to determine and approve the compensation of the Company’s Chief Executive Officer (the “CEO”);
b.
make recommendations to the Board with respect to executive compensation for non-CEO executive officers, incentive compensation for executives and equity-based plans that are subject to Board approval;

c.
assist the Board in its oversight of the development, implementation and effectiveness of the Company’s policies and strategies relating to its human capital management function, including but not limited to those policies and strategies regarding recruiting, retention, career development and progression, management succession, diversity and employment practices; and

d.	prepare any report on executive compensation required by the rules and regulations of the Securities and Exchange Commission.

Our CEO currently initializes compensation discussions with the Compensation Committee, providing requests and seeking approval from the committee and/or the Board of Directors before finalizing any new employment contracts or changes to existing contracts.

Our Compensation Committee has the authority to seek advice and assistance from outside consultants and our executive officers in determining and evaluating director, CEO and other executive officer compensation. The Compensation Committee has the authority to obtain advice and assistance from any officer, the Human Resources Department, or any outside legal experts or other advisors.

Executive Committee. The Executive Committee, formed on October 5, 2005, is composed of Nicholas Troiano, Patrick Healy, David Murphy and John D’Antona, and has the authority to act on behalf of the Board of Directors during periods between meetings of the Board, subject to specific statutory prohibitions mandating actions that must be taken by the full Board of Directors. The Chairman of the Executive Committee is Nicholas Troiano. There were five meetings held during fiscal 2006.

Public Disclosure Committee. The Public Disclosure Committee, formed on October 5, 2005, is composed of Nicholas Troiano and Michael C. Malota, our Chief Financial Officer. This committee is assisted by David Murphy, our CEO and President, as well as our outside legal counsel. The Chairman of the Public Disclosure Committee is Nicholas Troiano. The committee reviews public disclosures to be made by the Company and evaluates the accuracy and completeness of such disclosures. The committee further ensures the timely dissemination of information to the public in accordance with securities laws and other applicable regulatory requirements. As per its charter, the Public Disclosure Committee does not hold regular meetings, but is in continual communication as necessary.

Shareholder Communications with the Board

Any shareholder desiring to contact the Board, or any individual director, may do so by written communication directed to Nicholas Troiano, the independent director who has been designated by the Board to receive such communications. Communications should be addressed to Shareholder Relations, c/o Michael C. Malota, Corporate Secretary, Host America Corporation, Two Broadway, Hamden, Connecticut 06518. Any communications received that are directed to the Board will be processed by the Corporate Secretary and distributed promptly to the Board or individual directors, as appropriate. If it is unclear from the communication received whether it was intended or appropriate for the Board, the Corporate Secretary will (subject to any applicable regulatory requirements) use his business judgment to determine whether such communication should be conveyed to the Board.

Shareholder Procedures to Nominate Directors

The Board of Directors will consider qualified candidates for possible nomination that are submitted by shareholders in accordance with our bylaws and policies regarding director nominations. All shareholder director nominees will be evaluated using the same criteria as are applicable to persons nominated by other sources. Although the Board does not currently have any formal minimum criteria for nominees, substantial relevant business and industry experience would generally be considered important, as would the ability to attend and prepare for Board, committee and shareholder meetings. Any candidate must state in advance his or her willingness and interest in serving on the Board of Directors.

Shareholders wishing to make a director nominee submission may do so by providing all information regarding the nominee that would be required under applicable proxy rules, including (in addition to the information required in the bylaws or by applicable law): (i) the full name and resident address of the nominee; (ii) the age of the nominee; (iii) the principal occupation of the nominee for the past five years; (iv) any current directorship held on public company boards; (v) the number of shares of our common stock held by the nominee, if any; and (vi) a signed statement of the nominee consenting to serve if elected. In addition, the shareholder making the nomination and the beneficial owner, if any, on whose behalf the nomination is being made must provide: (i) the name and address, as they appear on Host’s books, of such shareholder and such beneficial owner; (ii) the class and number of shares of Host that are owned beneficially and of record by such shareholder and such beneficial owner; and (iii) any material interest of the shareholder and/or such beneficial owner in the nominee or the nominee’s election as a director. Such information should be sent to the Board of Directors, Host America Corporation, c/o Corporate Secretary, Two Broadway, Hamden, Connecticut 06518.

No director nominations were submitted to the Board of Directors by any shareholder in connection with the Annual Meeting. Any shareholder desiring to present a nomination for consideration prior to the 2007 Annual Meeting must do so in accordance with the rules of the SEC and our bylaws.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee in fiscal 2006 were John D’Antona, Patrick Healy and Nicholas Troiano. None of the Compensation Committee members were at any time during fiscal 2006, or at any other time, an officer or employee of Host America Corporation or any of our subsidiaries. No member on the Compensation Committee serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

EXECUTIVE OFFICERS

Set forth below is certain information regarding our executive officers, including age, principal occupation and the date each first became an executive officer.

Name (Age)	Principal Occupation or Employment During the Past Five Years	Executive Officer Since
David J. Murphy (49)	Mr. Murphy serves as Chief Executive Officer and President. More detailed information regarding Mr. Murphy’s business experience is set forth under “Directors.”	1986
Michael C. Malota (43)
Mr. Malota has served as our Chief Financial Officer and Corporate Secretary since February 2007. He has extensive financial experience with over 15 years working in corporate finance and accounting. Mr. Malota was employed as Director of Special Operations of the Company from July 2005 to February 2007. Mr. Malota served as a consultant from June 2000 to June 2005 to multi-national and international corporations including Danzas-Air Express International from June 2000 to December 2001 and GE Capital from March 2002 to December 2004. Prior to June 2000, he served as a corporate controller for medium size corporations in both service and manufacturing. He has additional experience in mergers and acquisitions, corporate planning, internal controls, taxation and project management. He graduated from Sacred Heart University in December 1989 with a Bachelor’s Degree in Finance and earned his MS Degree in Corporate Tax from the University of New Haven in 1998.
		2007
Gilbert Rossomando (48)	Mr. Rossomando is President of Lindley Food Services. More detailed information regarding Mr. Rossomando’s business experience is set forth under “Directors.”	2000
Mark Cerreta (47)	Mr. Cerreta is a co-founder of Lindley Food Services, Inc., and since July 2000 has served as the Executive Vice President in charge of Host’s Lindley operations. From July 1995 to July 2000, Mr. Cerreta served as an officer and director of Lindley. Mr. Cerreta is currently responsible for customer relations, purchasing, commodity processing for donated foods and negotiating bid pricing with manufacturers. He has a Bachelor’s Degree in Business Administration and Food Service Management from the University of New Haven.	2000
Ronald R. Sparks (44)	Mr. Sparks is the co-founder of RS Services, Inc. and, since October 2000, has served as its President. Mr. Sparks has more than 27 years experience in the electrical contracting industry and holds Electrical Contractor Licenses in approximately 20 states. Currently, he is responsible for the day-to-day management of all operational activities for RS Services contract installations. Prior to October 2000, Mr. Sparks served as Vice President and General Manager for Ellsworth Electric. He has provided services and contracts all over the United States and Mexico.	2005

EXECUTIVE COMPENSATION

Due to events surrounding a July 12, 2005 press release, which resulted in the delisting of our common stock from NASDAQ, a formal investigation by the Securities and Exchange Commission, and multiple class actions filed against the Company, we have not held an annual meeting since April 26, 2005. A large percentage of our management team’s efforts over the last year has been focused on the SEC investigation, the class actions and other related issues. However, as of the date of this filing, we are up-to-date with all of our periodic report filing requirements with the SEC and our management team is moving forward with its focus on our core operations. As part of the Company’s renewed focus, we are holding an annual meeting for our shareholders. While this Proxy Statement contains disclosure as of June 30, 2006, the end of our last fiscal year, this Compensation Discussion and Analysis and the following narrative disclosures provide material information to our investors regarding the compensation of our Named Executive Officers as of the date of this Proxy Statement. Thus, information disclosed below in the CD&A and the narrative disclosure below the Summary Compensation Table provides disclosure regarding employment agreements and compensation that occurred subsequent to the end of the 2006 fiscal year that is not disclosed in tabular format.

Compensation Discussion and Analysis

Overview of Compensation Programs

Our compensation programs are designed to remunerate our highly-productive and process-orientated executives. Elements of compensation for our executives include annual salary, stock option awards, health, disability and life insurance, expense allowances and minor perquisites such as auto and communications allowances. The Company chooses to pay each element of compensation in order to incentivize executives for annual performance. The Company has not utilized incentives related to financial performance in past compensation decisions nor during the current restructuring of executive management, as the Company has been subject to various fluctuations of net loss, including substantial non-cash charges and less predictable charges associated with litigation, including class action suits and the SEC investigation. It is imperative for the Company to compensate the current management for their continued assistance during this time in the Company’s history in a manner that does not directly relate to specific financial goals or parameters.

The Company uses the following factors to determine the amount of salary and other benefits to pay each executive:

•	the financial stability of the company;
•	the potential future value of the executive’s services; and
•	the value that the executive has previously provided the Company.

These elements and the Company’s decisions regarding such elements fit into the Company’s overall compensation objectives by helping to secure the future potential of our operations, facilitating the entry and enhancement of new and existing markets, providing proper compliance and regulatory guidance, and helping to create a cohesive team effort.

Our compensation program is designed to create a balanced reward, utilizing both a market-driven approach with external compensation benchmarks balanced with our current cash considerations. The Compensation Committee is provided resources and references that include up-to-date compensation tables and charts, as well as industry benchmarks to determine market ranges. It is important to establish a competitive working environment that includes compensation at a reasonable level.

Equity Compensation

We grant stock options as equity incentives according to the parameters of the relevant stock option plan. The Company hopes to align the motivations of key employees with the interests of existing shareholders for mutual benefit through the grant of equity compensation. Previously, option grants were approved by the Board of Directors on an at least annual basis, typically at our fiscal year end. All subsequent option or other equity grants will be timed to correspond to the trading dates as mandated in the Company’s Internal Trading policy. Pricing of stock options are measured by the closing price on the grant date, which is most often the date as referenced by Board of Director’s approval of the underlying options. Grants of options from the 2005 Stock Option Plan are intended to be incentive stock options, within the meaning of section 422(b) of the Internal Revenue Code.

Role of Management in Awarding Executive Compensation

Our Chief Executive Officer initializes the compensation discussions with the Compensation Committee, providing requests and seeking approval from the committee and/or the full Board of Directors before finalizing any new employment contracts or changes to existing contracts.

Base Compensation

Below is a summary of each executive’s compensation during fiscal 2006. Our compensation programs are designed to remunerate our highly productive and process oriented executives. Elements of compensation for our executives include: annual salary, stock option awards, health, disability and life insurance, expense allowances and minor perquisites such as auto and communications allowances. The Company chooses to pay each element of compensation in order to incentivize executives for continued performance. The Company has not utilized incentives related to financial performance in past compensation decisions nor during the current restructuring of our food service and electrical energy management division, as the Company has been subject to various fluctuations of net loss, including substantial non-cash charges and less predictable charges associated with litigation, including class action suits and the SEC investigation. The Company uses the following factors to determine the amount of salary and other benefits to pay each executive: 1) the financial stability of the Company; 2) the potential future value of what the executive can provide; and 3) the value that the executive has previously provided the Company.

David J. Murphy

Mr. Murphy’s employment agreement provides for annual salary increases to be approved by the Compensation Committee and/or the Board of Directors. Mr. Murphy received, under a prior employment agreement which provides that the executive’s salary may be increased from time to time by the Compensation Committee, a 12% salary increase effective July 1, 2005, bringing his salary to $190,000 per year. The Board took into consideration the additional responsibilities involved with integrating new acquisitions and the focus on energy management. Up to that point, Mr. Murphy had performed Chief Financial Officer responsibilities for two food service companies located in Connecticut. With the acquisition of RS Services, an electrical energy management company located in Oklahoma, Mr. Murphy took on additional responsibilities, as this new line of business was in addition to the existing food service businesses. The Board also took into consideration Mr. Murphy’s past contributions and his potential future value to the Company. Additionally, the Board considered comparable compensation provided at the time to other director level executives and determined that Mr. Murphy’s increase was warranted. In addition to his base salary, Mr. Murphy receives health and dental insurance, long term disability insurance, life insurance and vacation. He is provided with the opportunity to participate in the Company’s stock option plans on a basis consistent with other officers of the Company.

Mr. Murphy’s compensation package compares with that provided to chief executive officers in comparable companies as follows: His base salary is $190,000 and his total compensation for fiscal year 2006, including $143,500 in option awards was $356,456. According to information provided by Salary.com-CompAnalyst, in 2006, chief executive officers of New Haven, Connecticut Retail & Wholesale companies with fewer than 50 million in revenues earned an average base salary of $274,000, with an average total compensation of $466,000. His compensation package is at the low to median range of CEOs for comparable companies. Mr. Murphy was acting CEO from August 2005 until he accepted the role as Chief Executive Officer on February 23, 2007. He has not received any additional increases since July 1, 2005.

Michael C. Malota

Mr. Malota’s employment agreement as Chief Financial Officer provides for a base salary of $165,000, plus benefits, including: health insurance, long term disability insurance, life insurance, vacation and sick days. He is provided with the opportunity to participate in the Company’s stock option plans on a basis consistent with other similarly situated executives of the Company. As a condition to entering into his employment agreement, Mr. Malota was provided with 100,000 shares of restricted common stock, vesting fully after one year. The Board of Directors determined Mr. Malota’s salary based on his previous contributions to the Company as Director of Special Projects and as incentive for him to accept the Board’s offer of a position as Chief Financial Officer and Corporate Secretary. Mr. Malota’s compensation package compares with that provided to chief financial officers in comparable companies as follows: His base salary is $165,000, and his anticipated total compensation package for 2007 is approximately $354,000, which includes full vesting of stock compensation. According to information provided by Salary.com-CompAnalyst, in 2006, chief financial officers of New Haven, Connecticut Retail & Wholesale companies with fewer than 50 million in revenues earned an average base salary of $191,800, with an average total compensation of $267,500. His base compensation package is at the low to median range of CFOs for comparable companies, and his equity compensation is at the high range. We believe Mr. Malota’s compensation package was appropriate given his past contributions as Director of Special Operations of the Company from July 2005 to February 2007. Mr. Malota’s potential future value to the Company is considered to be high given his level of experience and educational background, and he is expected to be a key employee instrumental in the success of the Company. Mr. Malota has extensive financial experience with over 15 years working in corporate finance and accounting and served as consultant and corporate controller to large multi-national and international corporations. He has additional experience in mergers and acquisitions, corporate planning, internal controls, taxation and project management.

Gilbert Rossomando

Mr. Rossomando’s employment agreement as President of Lindley states that the executive receives an annual 5% increase throughout the term of the agreement, currently through August 2008. Mr. Rossomando received his stated increase on August 1, 2006. Mr. Rossomando’s salary is $181,182; his employment agreement also provides for benefits generally available to senior management of the Company. The Board of Directors determined Mr. Rossomando’s salary based on his previous contributions to the Company as President of Lindley as well as his potential future value to the Company, including his ability to acquire new clients and retain current clients by overseeing the operations of Lindley. His base salary is $181,182 and his total compensation for fiscal year 2006, including $21,525 in option awards was $215,482. According to information provided by Salary.com-CompAnalyst, in 2006, top sales and marketing executives of New Haven, Connecticut Retail & Wholesale companies with fewer than 50 million in revenues earned an average base salary of $183,900, with an average total compensation of $253,200. His compensation package is at the median range of top sales and marketing executives for comparable companies.

Mark Cerreta

Mr. Cerreta’s employment agreement as Executive Vice President of Lindley states that the executive receives an annual 5% increase throughout the term of the agreement, currently through August 2008. Mr. Cerreta received his stated increase on August 1, 2006. Mr. Cerreta’s salary is $181,182; his employment agreement also provides for benefits generally available to senior management of the Company. The Board of Directors determined Mr. Cerreta’s salary based on his previous contributions to the Company as Executive Vice President of Lindley as well as his potential future value to the Company, including his ability to acquire new clients and retain current clients by overseeing the operations of Lindley. His base salary is $181,182 and his total compensation for fiscal year 2006, including $21,525 in option awards was $215,247. According to information provided by Salary.com-CompAnalyst, in 2006, top sales and marketing executives of New Haven, Connecticut Retail & Wholesale companies with fewer than 50 million in revenues earned an average base salary of $183,900, with an average total compensation of $253,200. His compensation package is at the median range of top sales and marketing executives for comparable companies.

Ronald R. Sparks

Mr. Sparks’ employment agreement as President of RS Services calls for annual salary increases commencing on January 1, 2005. Mr. Sparks has received an increase in his base salary to $163,240 due to his increased responsibilities resulting from the energy management division’s newly focused marketing and sales efforts. Mr. Sparks’ employment agreement also provides for benefits generally available to senior management of the Company. The Board of Directors determined Mr. Sparks’ salary based on his extensive experience in the electrical field and his previous contributions to the Company as President of RS Services, Inc. as well as his potential future value to the Company, including his technical ability, his ability to acquire new clients and his ability to retain current clients by overseeing the operations of RS Services. His base salary is $163,240 and his total compensation for fiscal year 2006, was $175,640. According to current information provided by Salary.com-CompAnalyst, of all company sizes in 2006 top operations executives in the Duncan, Oklahoma area earned an average base salary of approximately $229,457 with an average total compensation of $311,832. Mr. Sparks’ compensation package is at the low range of top operational executives in the Duncan, Oklahoma area.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the committee’s review and discussions with management, has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in the our annual report on Form 10-K for the year end June 30, 2006, as well as the Proxy Statement for the Annual Meeting.

Respectfully submitted by the Compensation Committee of the Board of Directors:

John D’Antona (Chairman)
Patrick Healy
Nicholas Troiano

Summary Compensation Table

The following information is furnished for the year ended June 30, 2006, for our President and Chief Executive Officer, Chief Financial Officer, and the three other executive officers whose salary and bonus exceeded $100,000 during 2006 (collectively, the “Named Executive Officers”). Mr. Geoffrey Ramsey, whose employment was terminated in November of 2005, is also included.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards[1] ($)	All Other Compensation ($)	Total ($)
David J. Murphy,[2] Chief Executive Officer and President	2006	$189,532	-0-	-0-	$143,500	$23,424	$356,456
Michael C. Malota,[3] Chief Financial Officer	2006	$132,000	-0-	-0-	$97,710	$-0-	$229,710
Gilbert Rossomando,[4] President of Lindley	2006	$171,764	-0-	-0-	$21,525	$22,193	$215,482
Mark Cerreta,[5] Exec. Vice President of Lindley	2006	$171,764	-0-	-0-	$21,525	$21,958	$215,247
Ronald R. Sparks,[6] President of RS Services	2006	$153,359	-0-	-0-	-0-	$22,281	$175,640
FORMER EXECUTIVE OFFICERS
Geoffrey W. Ramsey,[7] President and Chief executive Officer	2006	$ 98,28	-0-	-0-	$143,500	$13,715	$255,502

(1)
Amounts reported reflect the dollar amount required to be recognized for financial statement reporting purposes in 2006 for stock option awards granted in and prior to 2006, calculated in accordance with SFAS No. 123R. See Note 13 “Stockholders Equity” in the Notes to Consolidated Financial Statements in our 2006 Form 10-K/A for a discussion of the assumptions used in such valuations.

(2)
During fiscal year 2006, Mr. Murphy received perquisites that individually do not total $10,000, but are included in “all other compensation” along with health, life and disability insurance of $15,615. Mr. Murphy served as our Acting Chief Executive Officer/President and Chief Financial Officer during the fiscal year ended June 30, 2006. He was appointed as our President and Chief Executive Officer by the Board of Directors on February 23, 2007.

(3)	Mr. Malota served as Director of Special Operations during the fiscal year ended June 30, 2006. He was appointed as Chief Financial Officer by our Board of Directors on February 23, 2007.
(4)
During fiscal year 2006, Mr. Rossomando received perquisites that individually do not total $10,000, but are included in “all other compensation” along with health, life and disability insurance of $14,820.

(5)
During fiscal year 2006, Mr. Cerreta received perquisites that individually do not total $10,000, but are included in “all other compensation” along with health, life and disability insurance of $14,421.

(6)	During fiscal year 2006, Mr. Sparks received a car allowance of $10,200 and health and life insurance of $12,081.
(7)
Mr. Geoffrey Ramsey served as our President, Chief Executive Officer and a director from March 1986 through August 30, 2005, when he resigned from the Board of Directors and was placed on unpaid administrative leave by the Board of Directors. On November 28, 2005, Mr. Ramsey’s employment with us was terminated. Amounts listed for 2006 reflect Mr. Ramsey’s compensation through November 28, 2005. During fiscal 2006, Mr. Ramsey received perquisites that individually do not total $10,000, but are included in “all other compensation”

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
		Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(f)	(g)	(h)	(i)	(j)	(k)
David J. Murphy	7/7/05	-0-	-0-	-0-	-0-	50,000	$2.87
Michael C. Malota	7/1/05	-0-	-0-	-0-	-0-	40,000	$3.15
Gilbert Rossomando	7/7/05	-0-	-0-	-0-	-0-	7,500	$2.87
Mark Cerreta	7/7/05	-0-	-0-	-0-	-0-	7,500	$2.87
Ronald R. Sparks	7/7/05	-0-	-0-	-0-	-0-	-0-	N/A
FORMER EXECUTIVE OFFICERS
Geoffrey Ramsey	7/7/05	-0-	-0-	-0-	-0-	50,000	$2.87

Narrative Disclosures to Summary Compensation and Plan-Based Awards Tables

The following sets out the material terms of employment agreements for our Named Executive Officers.

Ramsey and Murphy Agreements

We have an employment agreement with David Murphy for a term extending through 2009. Mr. Murphy’s agreement provides for a current salary of $190,000 and for stock options, not specified in amount but on a basis consistent with those offered to other officers. As of June 30, 2006, the annual salary of Mr. Murphy was $189,532. In addition, the employment agreement provides that if the executive were to terminate employment for good reason or if we terminated his employment for any reason except good cause (as defined), we would pay severance benefits constituting his salary and fringe benefits throughout the term of the agreement or for two years, whichever is greater. If such termination occurred after a change of control, we would pay a special severance benefit equal to six months salary, plus fringe benefits, for every calendar year of his employment with the Company. In the event that the executive’s employment terminated because of his disability, we would pay a severance benefit of one year’s salary plus benefits. The employment agreement provides that any disputes will be settled by binding arbitration rather than court action.

We previously had an employment agreement with Geoffrey Ramsey, providing for an initial salary of $174,225 and for stock options, not specified in amount but on a basis consistent with those offered to other officers. On August 30, 2005, Mr. Ramsey was placed on unpaid administrative leave by the Board of Directors. On November 28, 2005, Mr. Ramsey’s employment and employment agreement with the Company was terminated. Pursuant to the agreement, Mr. Ramsey has certain rights to arbitration following his termination, and he has submitted a demand for arbitration seeking damages of $2.5 million.

Malota Agreement

We have an employment agreement with Michael C. Malota through 2008, which commenced on February 23, 2007. Mr. Malota receives a base salary of $165,000 a year plus benefits, including health, life and disability insurance. He is also eligible to receive common stock pursuant to the following vesting schedule: (i) 50,000 shares upon execution of his employment agreement; (ii) 25,000 shares that will vest on August 23, 2007; and (iii) 25,000 shares that will vest on February 23, 2008.

Rossomando and Cerreta Agreements

We have employment agreements with Gilbert Rossomando and Mark Cerreta for terms extending through August 1, 2008. Messrs. Rossomando and Cerreta each receive a base salary of $172,555 plus benefits, including a car allowance and health and disability insurance. The agreements provide that their base salaries will increase annually by 5%, subject to approval by our Board of Directors.

Sparks Agreement

We have a three-year employment agreement with Ronald Sparks, which commenced on February 1, 2005. Mr. Sparks receives a base salary of $163,240 a year plus benefits, including a car allowance and health, life and disability insurance. He is also eligible to receive incentive bonuses based upon the performance of the RS Services operations.

Outstanding Equity Awards at Fiscal Year-End

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(d)	(e)	(f)
David Murphy	30,000 25,000 20,000 50,000 50,000 50,000 50,000	-0-	-0-	$2.25 $4.00 $2.6875 $2.45 $2.00 $7.30 $2.87	08/17/09 05/17/10 12/04/10 02/12/12 03/26/13 03/31/14 07/07/15
Michael C. Malota	40,000	-0-	-0-	$3.15	07/01/15
Gilbert Rossomando	12,000 18,000 5,500[1] 18,000 7,500	-0-	-0-	$2.6875 $2.45 $2.00 $7.30 $2.87	12/04/10 02/12/12 03/26/13 03/13/14 07/07/15
Mark Cerreta	12,000 18,000 5,500[2] 18,000 7,500	-0-	-0-	$2.6875 $2.45 $2.00 $7.30 $2.87	12/04/10 02/12/12 03/26/13 03/13/14 07/07/15
Ronald R. Sparks	18,000	-0-	-0-	$4.04	03/16/15
FORMER EXECUTIVE OFFICERS
Geoffrey Ramsey	-0-	30,000 25,000 20,000 50,000 50,000 50,000 50,000	-0-		See Footnote 3 See Footnote 3 See Footnote 3 See Footnote 3 See Footnote 3 See Footnote 3 See Footnote 4

(1)	18,000 options granted; 12,500 exercised; 5,500 exercisable
(2)	18,000 options granted; 12,500 exercised; 5,500 exercisable
(3)	Options are no longer exercisable; options expired 90 days (or 3 months) after termination of employment.
(4)	Options are no longer exercisable; options expired 30 days after termination of employment.

Option Exercises and Stock Vested

None of our Named Executive Officers or former executive officers exercised stock options or similar awards or had any stock or similar award vest during the fiscal year 2006.

Pension Benefits

None of our Named Executive Officers or former executive officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits.

Nonqualified Deferred Compensation

None of our Named Executive Officers or former executive officers are covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Termination and Change in Control Provisions

Our Company has entered into employment agreements with each of the Named Executive Officers. Specific provisions regarding payments on termination are provided below. Dollar amounts are estimates based on salary as of June 30, 2006 and benefits paid to the Named Executive Officer in fiscal year 2006.

David J. Murphy

Voluntary Termination by the Executive or Termination on Account of Death:

Mr. Murphy is entitled to the following benefits upon voluntary termination or termination upon death: salary accrued through the date of termination not to exceed $190,000; accrued but previously unpaid bonuses; and benefits accrued by or reimbursable to Mr. Murphy through the date of termination, not to exceed $23,424. Stock options granted to Mr. Murphy, which are governed by the applicable stock option plan, will terminate 30 days after voluntary termination, and will terminate 12 months after termination on account of death.

Termination by the Company without Cause or by the Executive for Good Reason:

If Mr. Murphy is terminated by the Company without cause or if Mr. Murphy voluntarily terminates his employment for good reason, he is entitled to the following benefits: salary throughout the term of the employment agreement or for two years, whichever is greater, with total salary paid not to exceed $570,000; and fringe benefits throughout the term of the agreement or for two years, whichever is greater, with total benefits not to exceed $70,272. Mr. Murphy may elect to receive payment to which he is entitled in either a single lump sum within thirty days after the termination date, or paid out in monthly, quarterly, annual or other periodic payments. Stock options granted to Mr. Murphy, which are governed by the applicable stock option plan, will terminate 30 days after termination without cause or by the executive for good reason.

Termination by the Company Because of Disability:

Mr. Murphy is entitled to a severance benefit of one year’s salary, not to exceed $190,000, and benefits, not to exceed $23,424, if he is terminated from the Company by reason of disability. Stock options granted to Mr. Murphy, which are governed by the applicable stock option plan, will terminate 12 months after termination on account of disability.

Termination Following a Change in Control:

If Mr. Murphy is terminated following a change in control of the Company, he is entitled to a special severance benefit equal to six months salary, plus fringe benefits, for every calendar year of his employment with the Company. Salary shall not exceed $1,900,000 and benefits shall not exceed $234,240. Mr. Murphy may elect to receive payment to which he is entitled in either a single lump sum within thirty days of the termination date, or to be paid out in monthly, quarterly, annual or other periodic payments. Stock options granted to Mr. Murphy, which are governed by the applicable stock option plan, will terminate 30 days after termination due to change in control.

Michael C. Malota

Voluntary Termination by the Executive or Termination on Account of Death:

Mr. Malota is entitled to the following benefits upon voluntary termination or termination upon death: salary accrued through the date of termination not to exceed $165,000; accrued but previously unpaid bonuses; and benefits accrued by or reimbursable to Mr. Malota through the date of termination, not to exceed $21,450. Stock options granted to Mr. Malota, which are governed by the applicable stock option plan, will terminate 30 days after voluntary termination, and will terminate 12 months after termination on account of death.

Termination by the Company without Cause or by the Executive for Good Reason:

If Mr. Malota is terminated by the Company without cause or if Mr. Malota voluntarily terminates his employment for good reason, he is entitled to the following benefits: salary throughout the term of the employment agreement with total salary paid not to exceed $247,500; and fringe benefits throughout the term of the agreement, with total benefits not to exceed $32,175. Stock options granted to Mr. Malota, which are governed by the applicable stock option plan, will terminate 30 days after termination without cause or by the executive for good reason.

Termination by the Company Because of Disability:

Mr. Malota is entitled to a severance benefit of one year’s salary, not to exceed $165,000, and benefits, not to exceed $21,450, if he is terminated from the Company by reason of disability. Stock options granted to Mr. Malota, which are governed by the applicable stock option plan, will terminate 12 months after termination on account of disability.

Gilbert Rossomando

Termination upon Death:

Upon death, Mr. Rossomando’s estate is entitled to his base salary, not to exceed $172,554, and his benefits through date of termination, not to exceed $22,193. Stock options granted to Mr. Rossomando, which are governed by the applicable stock option plan, will terminate 30 days after voluntary termination, and will terminate 12 months after termination on account of death.

Termination upon Disability:

Upon disability, Mr. Rossomando is entitled to his base salary for the remainder of the calendar month during which termination is effective and for the lesser of three consecutive months thereafter or the period until disability insurance benefits commence, which amount shall not exceed $172,554. Stock options granted to Mr. Rossomando, which are governed by the applicable stock option plan, will terminate 12 months after termination on account of disability.

Termination by Company for Cause:

If Mr. Rossomando is terminated by the Company for cause, he is entitled to his base salary to the date of termination, amount not to exceed $172,554. Stock options granted to Mr. Rossomando, which are governed by the applicable stock option plan, will terminate immediately for cause.

Non-Solicitation and Non-Compete:

Mr. Rossomando is subject to a non-solicitation and non-compete clause after termination. Within four years from the effective date of the employment agreement or one year from termination of employment, Mr. Rossomando agrees that he will not compete within a 150 mile radius of the Lindley facility, solicit Company employees or consultants who have provided services to the Company, utilize confidential, proprietary or trade secret information to solicit suppliers or customers of the Company, or induce them not to continue in their relationship with the Company.

Mark Cerreta

Termination upon Death:

Upon death, Mr. Cerreta’s estate is entitled to his base salary, not to exceed $172,554, and his benefits through date of termination, not to exceed $21,958. Stock options granted to Mr. Cerreta, which are governed by the applicable stock option plan, will terminate 12 months after termination on account of death.

Termination upon Disability:

Upon disability, Mr. Cerreta is entitled to his base salary for the remainder of the calendar month during which termination is effective and for the lesser of three consecutive months thereafter or the period until disability insurance benefits commence, which amount shall not exceed $172,554. Stock options granted to Mr. Cerreta, which are governed by the applicable stock option plan, will terminate 12 months after termination on account of disability.

Termination by Company for Cause:

If Mr. Cerreta is terminated by the Company for cause, he is entitled to his base salary to the date of termination, amount not to exceed $172,554. Stock options granted to Mr. Cerreta, which are governed by the applicable stock option plan, will terminate immediately for cause.

Non-Solicitation and Non-Compete:

Mr. Cerreta is subject to a non-solicitation and non-compete clause after termination. Within four years from the effective date of the employment agreement or one year from termination of employment, Mr. Cerreta agrees that he will not compete within a 150 mile radius of the Lindley facility, solicit Company employees or consultants who have provided services to the Company, utilize confidential, proprietary or trade secret information to solicit suppliers or customers of the Company, or induce them not to continue in their relationship with the Company.

Ronald J. Sparks

Voluntary Termination, Death or Certain Other Terminations:

Upon voluntary termination, death or other certain terminations, Mr. Sparks is entitled to the following benefits: all salary accrued through the termination date, not to exceed $163,240; any accrued but previously unpaid bonuses; and all other benefits accrued by or reimbursable through the termination date, not to exceed $22,281. Stock options granted to Mr. Sparks, which are governed by the applicable stock option plan, will terminate 30 days after voluntary termination, and will terminate 12 months after termination on account of death.

Termination by the Company without Cause or by the Executive for Good Reason:

If Mr. Sparks is terminated by the Company without cause or if Mr. Sparks voluntarily terminates his employment for good reason, he is entitled to the following benefits: salary that would have been paid through the expiration date of the agreement, not to exceed $326,480, and all other benefits accrued by or reimbursable through the termination date, not to exceed $44,562. Stock options granted to Mr. Sparks, which are governed by the applicable stock option plan, will terminate 30 days after termination without cause or by the executive for good reason.

Termination by Company Because of Disability:

Upon disability, Mr. Sparks is entitled to all salary for one year following the termination date, not to exceed $163,240, and all other benefits accrued by or reimbursable through the termination date, not to exceed $22,281. The Company shall make all payments of salary on a weekly basis. Stock options granted to Mr. Sparks, which are governed by the applicable stock option plan, will terminate 12 months after termination on account of disability.

Confidentiality:

During the term of the agreement and for three years after termination of the agreement, Mr. Sparks agrees to keep secret all confidential information of the Company.

Non-Solicitation and Non-Compete:

During the term of the agreement and for three years after termination of the agreement, Mr. Sparks agrees that he will not compete with the Company in the continental United States and shall not solicit customers, suppliers or employees of the Company.

Former Executive Officer Geoffrey Ramsey

Mr. Ramsey, former President and Chief Executive Officer of the Company, was terminated in November of 2005. On December 12, 2005, Mr. Ramsey filed a Demand for Arbitration alleging that the Company terminated his employment without just cause in violation of his employment contract. The arbitration had been initially scheduled for November 27th, 28th and 30th, 2006, but was postponed and heard on March 26th, 27th, 28th and April 2nd and 3rd, 2007, resulting from Mr. Ramsey filing a motion in limine. Under direction from the arbitrator, post arbitration briefs are due on or before May 21, 2007. In accordance with American Arbitration Association guidelines, the arbitrator will have until June 21, 2007 to make a ruling on the case. The following is a summary of the key attributes of Mr. Ramsey’s employment agreement that was in effect prior to his termination.

Termination by Company without Cause or by the Executive for Good Reason:

If Mr. Ramsey is terminated by the Company without cause or if Mr. Ramsey voluntarily terminates his employment for good reason, he is entitled to salary and fringe benefits throughout the term of the agreement or for two years, whichever is greater.

Termination by Company because of Disability:

Upon disability, Mr. Ramsey is entitled to a severance benefit of one year’s salary plus benefits.

Termination Following a Change in Control:

If Mr. Ramsey is terminated due to a change in control, he is entitled to a special severance benefit equal to six months salary, plus fringe benefits, for every calendar year of his employment with the Company.

Non-Employee Director Compensation

Our non-employee directors receive $500 for each meeting attended in person, $250 for participation in each telephonic meeting of the Board of Directors, and $250 for participation, in person or by telephone conference, in each committee meeting. In addition, directors are reimbursed for out-of-pocket expenses for attending meetings of the Board of Directors or committees.

The Compensation Committee of the Board of Directors had generally awarded options to directors annually in the prior fiscal years, with such award grants based on the responsibility level of the director. The Compensation Committee has not awarded stock options to directors since July 2005 and the Board has not yet adopted any formal option award policy to compensate directors annually or periodically. The purpose of awarding stock options as compensation to the directors is to provide supplemental compensation in addition to the cash component and to continue to align directors’ interests with shareholders. Our overall goal is to attract, retain, and motivate our directors and to align the directors with the creation of shareholder value.

The following table sets forth certain information regarding compensation earned by or awarded to each non-employee director who served on our Board of Directors in 2006. Directors who are employees of Host are not compensated for their services as directors.

Name[1]	Fees Earned or Paid in Cash	Stock Awards ($)	Option Awards[2] ($)	Total ($)
Anne L. Ramsey[3]	$500	-0-	$36,593	$37,093
John D’Antona	$10,250	-0-	$36,593	$46,843
Patrick J. Healy	$7,500	-0-	$71,750	$79,250
Nicholas M. Troiano	$28,750	-0-	$36,593	$65,343
FORMER DIRECTORS
Peter Sarmanian[4]	$6,500	-0-	$36,593	$43,093
C. Michael Horton[5]	$4,250	-0-	$36,593	$40,843

(1)
David J. Murphy, our President and Chief Executive Officer, Gilbert Rossomando, the President of Lindley, and Geoffrey Ramsey, a former director and our former President and Chief Executive Officer, are not included in this table as Messrs. Murphy and Rossomando are current employees and receive no compensation for their service as directors, and Mr. Ramsey is a former employee and received no compensation for his service as a director. The compensation received by Messrs. Murphy, Rossomando and Ramsey as employees is set forth in the Summary Compensation Table.

(2)
Amounts reported reflect the dollar amount required to be recognized for financial statement reporting purposes in 2006 for stock option awards granted in and prior to 2006, calculated in accordance with SFAS No. 123R. Our non-employee directors received stock option awards on July 7, 2005. These options are fully vested and have an exercise price equal to the closing price of our common stock on July 7, 2005, which was $2.87. The following options were granted: Ms. Ramsey - 12,500 options; Mr. D’Antona - 12,750 options; Mr. Healy - 25,000 options; Mr. Troiano - 12,750 options; Mr. Sarmanian - 12,750 options; and Mr. Horton - 12,750 options.

(3)	Ms. Ramsey is currently serving as a non-employee director. She served as Human Resources Director for the Company until November 23, 2005.
(4)	Mr. Sarmanian resigned from the Board on February 23, 2007 to pursue personal business interests.
(5)	Mr. Horton resigned from the Board on February 23, 2007 to pursue personal business interests.

As of June 30, 2006, each non-employee director had the following number of options and restricted stock awards outstanding: Ms. Ramsey 70,500 options and no restricted stock awards; Mr. D’Antona 64,500 options and no restricted stock awards; Mr. Healy 83,000 options and no restricted stock awards; Mr. Troiano 25,500 options and no restricted stock awards; Mr. Sarmanian 25,500 options and no restricted stock awards; and Mr. Horton 25,000 options and no restricted stock awards. Additional information concerning the security ownership of our directors is set forth in the Stock Ownership table within this proxy.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Executive Committee and Audit Committee in February 2007 have adopted written policies and procedures relating to approval or ratification of “related party transactions.” Under the adopted policies and procedures, our Audit Committee is to review the material facts of all interested transactions that require the Committee's review and either approve or disapprove of an entry into the interested transactions, subject to certain exceptions, by taking into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person's interest in the transaction. No director may participate in any discussion or approval of an interested transaction for which he or she is a related party. If an interested transaction will be ongoing, the Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party.

To assist the Audit Committee in showing that a financial benefit, such as the awarding of a contract to a company in which a director is a partner, is given on arm’s length terms, the approval process outlined below will be followed. The Committee has also resolved that where applications are made by a related party to a director or officer, the director or officer shall exclude himself/herself from the approval process.

Approval Process

The Committee is required to evaluate the following factors of any potential related party interest, including evaluating relevant supporting documentation, to determine if an interest constitutes a related person transaction requiring approval:

•	financial conditions of the transaction;
•	the conditions of the contract, and special consideration, if applicable;
•	the potential benefits to Host; and
•	the comparability and compatibility to an external arms length transaction.

The Committee should be comprised of independent directors with relevant skills and knowledge appropriate for assessing the value and importance of the work being tendered and be free of any conflict of interest that might undermine the objectivity of the assessment. During the decision process, the Committee should ensure that a fair and equitable procedure has been carried out by considering the following factors pertaining to the potential transaction:

•	open and effective competition;
•	value for money;
•	the benefit of the transaction in enhancing Host’s business and industry;
•	potential risks, opportunity and protections; and
•	ethical behavior and fair dealing.

The Committee shall approve or deny all related person transactions. Any approval shall be in writing and contain detailed information so that the selection is fully justifiable. Any person with an interest in either the recommended transaction or another related person transaction should not be present for the discussion of the recommended transaction and may not vote to approve or disapprove the recommended transaction.

A Related Party is identified as:

•	any director or executive officer of Host;
•	a spouse or de facto spouse of a director or officer, or a parent, son or daughter of a director or officer or their spouse or de facto spouse;
•	any entity over which a director or officer or family member of a director or officer has a controlling interest;
•	any nominee for election as a director; or
•	any security holder who beneficially owns more than 5% of any class of voting securities.

A Related Person Transaction is identified as follows:

•	any transaction in which a related party has a direct or indirect material interest and which transaction exceeds $100,000;
•
any transaction that includes payment of property or services in excess of 5% of Host’s consolidated gross revenues from an entity that is owned 10% or more by a related party, or as executive officer of such entity; or

•	any other relationship that is substantially similar in nature and scope to the above transactions.

Such related person transactions shall be disclosed in our public filings with the Securities and Exchange Commission with the following information:

•	the participant in a transaction having a direct or indirect material interest;
•	the nature, amount and duration of such transaction, and the potential future transactions resulting from such transaction; and
•	a description of any relationships not otherwise disclosed that were included during such transaction.

We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. Our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to Host in an objective and fair manner.

Agreement for Sale of Food Service Businesses

Corporate Dining

On April 17, 2007, we entered into an Asset Purchase Agreement with Host America Corporate Dining, Inc. for the sale of substantially all of the assets relating to our corporate dining business that specializes in the management of corporate dining rooms and cafeterias and such ancillary services as special event catering and office coffee services. The proposed sale of assets includes the “Host America” name. The President of the Host Purchaser is Timothy Hayes, a current employee as the Director of Operations of our corporate dining division. The consideration to be paid to us pursuant to the Host Purchase Agreement consists of cash in the amount of $1.2 million, which is subject to adjustment based on the number of corporate dining accounts and inventory figures two days prior to closing.

Completion of the transaction is subject to, among other things, the Host Purchaser obtaining satisfactory financing, our receipt of shareholder approval to consummate the transaction contemplated by the agreement, our receipt of shareholder approval to amend our articles of incorporation to change our corporate name, the execution of a non-compete agreement by us, as well as all other customary closing conditions. In addition, Mr. David Murphy, our Chief Executive Officer is required to enter into a covenant not to compete for a period of five (5) years with the Host Purchaser. Mr. Murphy will receive $34,218 payable in 60 monthly installment payments from the Host Purchaser as consideration for entering into the agreement.

Lindley Food Services

On April 17, 2007, Host and our subsidiary Lindley Food Services entered into an Asset Purchase Agreement with Lindley Acquisition Corporation for the sale of substantially all of the assets relating to our Lindley Food Services subsidiary that engages in contract packaging, school meals and senior feeding services. The President of the Lindley Purchaser is Gilbert Rossomando, the President of our Lindley Food Services subsidiary and a current director of Host. The Vice President of the Lindley Purchaser is Mark Cerreta, the Executive Vice President of our Lindley Food Services subsidiary. The consideration to be paid to us pursuant to the Lindley Purchase Agreement consists of cash in the amount of $2.5 million, which is subject to adjustment based on the net asset value of the Lindley subsidiary two days prior to closing. Mr. Rossomando has abstained from voting on this transaction.

Completion of the transaction is subject to, among other things, the Lindley Purchaser obtaining satisfactory financing, our receipt of shareholder approval to consummate the transaction contemplated by the agreement, the execution of non-compete agreements by us and Lindley Food Services, as well as all other customary closing conditions.

Leases

Lindley

We lease land and real property in Bridgeport, Connecticut for our Lindley operations from a partnership owned by Gilbert Rossomando and Mark Cerreta under a newly-extended lease agreement expiring in 2010. The lease provides for an initial annual payment of $37,080 payable in monthly installments and increasing at a rate of 3% annually for the next five years. We believe this is a competitive lease rate for similar real estate in Bridgeport, Connecticut.

RS Services

RS Services leases its facility in Duncan, Oklahoma from Ronald Sparks under a lease agreement with an initial five-year term at $60,000 per year, with three subsequent renewal options for two years each. We believe this is a competitive lease rate for similar real estate in Duncan, Oklahoma.

Private Placements

On July 5, 2006, we completed the private placement of $350,000 aggregate principal amount of secured promissory notes with five insiders, including certain officers and directors, and entered into a security agreement with respect to the notes. The notes bear interest at the rate of ten percent per annum and may be prepaid in whole or in part at any time without penalty, but in no event later than 180 days from the date of issuance. On January 11, 2007, we entered into a Modification Agreement with four of the five noteholders to extend the final maturity date to January 5, 2008. However, all indebtedness owing by us to Shelter Island Opportunity Fund, LLC must be paid in full before any principal payments may be made under the notes. On January 11, 2007, the balance of the notes was $300,000.

Lockhart Note Payable

In connection with our acquisition of GlobalNet in December 2003, we assumed approximately $800,000 in notes payable owed to Roger Lockhart, at that time a significant shareholder of Host. The notes bear interest at a rate of 15% per year and mature in 2006. As of June 30, 2006, the remaining principal and interest due to Mr. Lockhart is $21,001.

Power Reduction Services, LLC Agreement

On February 7, 2007, Host, through our RS Services subsidiary, entered into a Master Channel Partner Distributor Agreement with Power Reduction Services, LLC (“PRS”) in which PRS will become a non-exclusive stocking distributor for the EnerLume-EM™ energy conservation product. PRS, under the Distributor Agreement, will be responsible for the distribution and resale of the EnerLume-EM™ and shall retain sole financial responsibility for all expenses and disbursements incurred by them. However, PRS will not have the authority to create any contracts or other obligations on behalf of or in the name of Host or RS Services. As a distribution partner, PRS agrees to maintain an inventory level sufficient to carry out its responsibilities, which was set at not less than 50 units per EnerLume-EM™ model, which currently consist of a 60-amp model, a 100-amp model and a 200-amp model. PRS also agreed to purchase the products at predetermined prices as set by the Distributor Agreement and not to purchase less than 50 units of any model in any one purchase order.

Mr. C. Michael Horton, a former director, is the managing partner of PRS. Our Audit Committee approved the entry into this agreement.

Pyramid Technologies Industrial, LLC Agreement

On June 23, 2005, we entered into an agreement with Pyramid Technologies Industrial, LLC pursuant to which Pyramid will design new technology and file for a patent, of the EnerLume-EM™ light controller and other energy management products on our behalf. Following the new design, Pyramid will be responsible for manufacturing and assembly and RS Services will be responsible for assembling any special units from modules supplied by Pyramid. In addition, we granted options to purchase 175,000 shares of common stock to Pyramid as specified in the agreement. In fiscal 2006, we paid to Pyramid $480,000 in accordance with this agreement.

At the time of signing the agreement, the President of Pyramid was the brother-in-law of Mr. C. Michael Horton, a former director. Mr. Horton was not a participant in contract negotiations.

Sale and Asset Agreement

On December 9, 2005, pursuant to a sale and assignment agreement, we acquired all of Burton M. Sack’s right, title and interest to a $550,000 face value loan Mr. Sack had previously made to K.W.M. Electronics Corporation of Salt Lake City, Utah on May 9, 2003. The loan was secured by a first security interest in certain technology purportedly owned by K.W.M. pertaining to the initial energy saving light controller. We acquired the interests in the loan from Mr. Sack to secure ownership of the technology.

Mr. Sack originally loaned the principal sum of $550,000 to K.W.M. on May 9, 2003 and K.W.M. granted to Mr. Sack a security interest in certain assets consisting of accounts receivable, inventory and the technology. K.W.M. subsequently defaulted on the loan and Mr. Sack filed an action against K.W.M. and two guarantors of the loan, Charlie Stevenson and Scott Feldhacker.

Under the terms of the sale agreement, we paid Mr. Sack the principle and interest amount of $771,230, $400,000 of which was paid in cash at the closing and the remainder of which was paid by a promissory note in the principal amount of $371,230. The note currently bears interest at a rate of 8.5%, which interest rate is subject to increases in an amount equal to the amount which the Prime Rate, as reported in the Money Rate Section of the Wall Street Journal, exceeds 8.5%. The note is repayable in equal monthly installments of principal of $15,467 and each such payment is to be accompanied by a payment of interest in arrears at the prevailing rate thereon. The note is due and payable in full on December 15, 2007.

Repayment of the note by Host is secured by a contingent assignment by Mr. Sack to us of certain inventions, products and intellectual property relating to the energy savings products. In addition, the note is further guaranteed by Scott Feldhacker and Charlie Stevenson. Mr. Stevenson, an officer and director of

K.W.M., and Mr. Feldhacker were both guarantors under the original loan defaulted on by K.W.M. and are former employees of RS Services, Inc.

On May 30, 2006, a Federal District Court in Utah, by judgment, determined that a third party, Coastline Financial, was in fact superior to the rights purchased by Host from Mr. Sack. Host has argued that the existence of this prior claim violates representations and warranties made by Mr. Sack in the documentation by which Host had bought its position. As a result of these violations, Host ceased payments in June 2006 under this note and advised Mr. Sack that it reserves its rights to demand recovery of amounts paid to Mr. Sack.

Mr. Sack is the stepfather of Peter Sarmanian, a former director. Mr. Sarmanian did not participate in any discussion or deliberations regarding the sale agreement nor did he participate in the vote by our Board approving the sale agreement.

PROPOSAL 2

RATIFICATION OF MAHONEY COHEN & COMPANY, CPA, P.C.

The Board of Directors has, subject to shareholder ratification, appointed the firm of Mahoney Cohen & Company, CPA, P.C. as independent auditors to examine the books of the Company and its subsidiaries for the year ending June 30, 2007, and to report on the consolidated balance sheets, statements of income and other related statements of the Company and its subsidiaries. Mahoney Cohen has served as independent auditors for the Company since June 29, 2006.

Representatives of Mahoney Cohen are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to questions posed by the shareholders. Ratification of the appointment of Mahoney Cohen as the Company’s independent auditors requires the affirmative vote of a majority of the shares of common stock and Series B preferred stock voting on such matter. Abstentions and shares held by a broker, as nominee, that are not voted on this matter will not be included in determining the number of votes cast.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF MAHONEY COHEN & COMPANY, CPA, P.C. AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2007.

Fees Paid to Independent Auditors

The following table shows the aggregate fees billed to Host for professional services by our independent auditors for the fiscal years 2006 and 2005, respectively:

	Fiscal 2006	Fiscal 2005
Audit Fees	$223,391	$329,583
Audit-Related fees	19,800	24,135
Tax Fees	12,202	46,260
All Other Fees	-	-
Total Fees	$255,393	$399,978

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of Host’s consolidated financial statements in fiscal years 2006 and 2005, for the reviews of the financial statements included in Host’s quarterly reports on Form 10-Q in fiscal 2006 and 2005, and for services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for the relevant fiscal years. As reported on Form 8-K dated June 29, 2006, we engaged Mahoney Cohen & Company, CPA, P.C., as our independent registered public accounting firm on June 29, 2006.  Additionally, on May 2, 2006, as reported on Form 8-K dated May 2, 2006, J.H. Cohn LLP resigned as our independent public accounting firm. As a result, fees reflected in the table are those fees billed by J.H. Cohn and by Carlin, Charron & Rosen, our independent auditors prior to J.H. Cohn, for the services listed.  Mahoney Cohen & Company, CPA, P.C. provided services to us, in our 2007 fiscal year, for the restatement of our 2004 fiscal year end audit as well as the completion of our 2005 fiscal year end audit. J.H. Cohn provided services to Host for the 2004 fiscal year end audit and 2005 audit and quarterly reviews. There were no fees billed by Mahoney Cohen & Company, CPA, P.C. in the fiscal year 2006 or 2005. Fees billed by J.H. Cohn LLP in fiscal 2006 and 2005 related to audit fees were $223,391 and $323,783, respectively. Fees billed by Carlin, Charron & Rosen for the fiscal 2005 audit fees were $5,800.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent auditors that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for due diligence in connection with acquisitions, accounting consultation and audits of employee benefit plans. Fees billed by J.H. Cohn LLP for fiscal 2006 and 2005 audit related fees were $1,550 and $8,835 respectively. Fees billed by Carlin, Charron & Rosen in fiscal 2006 and 2005 audit related fees were $18,250 and $15,300, respectively.

Tax Fees. This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent auditors for tax compliance, tax planning and tax advice. Fees billed by J.H. Cohn LLP in fiscal 2006 and 2005 tax fees were $12,202 and $40,460 respectively. Fees billed by Carlin, Charron & Rosen in fiscal 2005 for tax fees were $5,800.

All Other Fees. This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by the independent auditors that are not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.” In fiscal 2006 and 2005, no fees were billed by any independent registered public accountant under this category.

Policy on Pre-Approval of Audit and Non-Audit Services

In accordance with the pre-approval policies and procedures established by the audit committee, the committee pre-approved approximately 87% of the audit related fees, tax fees and other fees during the fiscal year ended 2006, and approximately 80% of such fees during the fiscal year ended 2005.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of three directors who are considered independent as independence for audit committee members is defined by corporate governance listing standards set forth in NASDAQ Rule 4350(d). The committee operates under a written charter adopted by the Board of Directors. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities with respect to matters involving the Company’s accounting, financial reporting and internal control functions. The Audit Committee has the sole authority to select our independent registered public accounting firm.

Management is responsible for preparing our financial statements so that they comply with accounting principles generally accepted in the United States and fairly present our financial condition, results of operations and cash flows, issuing financial reports that comply with the requirements of the SEC, and establishing and maintaining adequate internal control structures and procedures for financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect.

Our independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and the Audit Committee has discussed with the independent registered public accounting firm its independence. The Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services is compatible with maintaining the independence of the accountants.

Based on the above discussions and review with management and the independent accountants, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2006 for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors:

Patrick J. Healy (Chairman)
Nicholas Troiano
John D’Antona

OTHER BUSINESS

As of the date of this Proxy Statement, management of the Company is not aware of any matter to be presented at the Annual Meeting other than as set forth herein. However, if any other matters are properly brought before the Annual Meeting, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

ANNUAL REPORT

The Company’s 2006 Annual Report to Shareholders, together with a letter from Mr. David J. Murphy, our President and Chief Executive Officer, has been mailed to shareholders along with this Proxy Statement. The Company will, upon written request and without charge, provide to any person solicited hereunder, copies of the Company’s Annual Report on Form 10-K (without exhibits), as amended by the Company’s Annual Report on Form 10-K/A, for the year ended June 30, 2006, as filed with the Securities and Exchange Commission. Requests should be addressed to Mr. Michael C. Malota, Chief Financial Officer, Host America Corporation, Two Broadway, Hamden, Connecticut 06518.

VOTING AT THE ANNUAL MEETING

Proxies and Voting Procedures

Proxies

All shares represented by valid proxies will be voted in accordance therewith at the Annual Meeting. If no direction is made, validly executed and returned proxies will be voted for the election of the nominees for director, for ratification of the appointment of independent auditors and in the discretion of the proxy holders with respect to any other matters properly brought before the Annual Meeting.

Voting Methods—Internet, Telephone or Mail

Shares may be voted by completing the enclosed proxy card and mailing it in the enclosed postage-paid envelope, using a toll-free telephone number or using the Internet. Shareholders who vote by using the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is solely responsible. Proxies submitted by telephone or the Internet must be received by 11:59 p.m., Eastern Daylight Time, the day before the meeting date. The specific instructions for using the telephone or the Internet to vote are set forth on the enclosed proxy card and are designed to authenticate the shareholder’s identity and confirm that the shareholder’s instructions are properly recorded. In the event that a shareholder’s proxy does not reference telephone or Internet voting information, the shareholder should complete and return the paper proxy card in the enclosed postage-paid envelope.

Revoking a Proxy

Any shareholder of record may revoke a proxy at any time before it is voted by:

(i)	Filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation; or

(ii)	Submitting a duly executed proxy dated later than the prior proxy relating to the same shares; or

(iii)	Attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not by itself revoke a proxy).

Any written notice revoking a proxy should be sent to: Broadridge Financial Solutions, 51 Mercedes Drive, Edgewood, NY 11717.

OTHER PROCEDURAL MATTERS

Expenses of Solicitation

All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mail, proxies and voting instructions may be solicited by directors, officers and employees of the Company in person, by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Procedures for Submitting Shareholder Proposals

Proposals for Inclusion in the Proxy Statement

Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the Company in a timely manner and meet the eligibility requirements. In order to be included for the 2007 Annual Meeting and because we estimate that the date of the 2007 Annual Meeting will change more than 30 days from the date of the 2006 Annual Meeting, shareholder proposals must be received by the Company no later than June 30, 2007, and must otherwise comply with the requirements of Rule 14a-8.

Proposals not Included in the Proxy Statement

Rule 14a-4 of the SEC’s proxy rules allows a company to use discretionary voting authority to vote on matters coming before an annual meeting of stockholders, if the company does not have notice of the matter at least 45 days before the date corresponding to the date on which the company first mailed its proxy materials for the prior year’s annual meeting of stockholders or the date specified by an overriding advance notice provision in the company’s bylaws. Our bylaws do not contain such an advance notice provision. Because we anticipate that the date of our 2007 Annual Meeting of Stockholders will change more than 30 days from the date of the 2006 Annual Meeting, stockholders’ written notices must be received by us before July 31, 2007 for any proposal a stockholder wishes to bring before the meeting but for which such stockholder does not seek to have a written proposal considered for inclusion in the proxy statement and form of proxy

If a shareholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, the Company need not present the proposal for a vote at such meeting.

VOTE BY INTERNET - www.proxyvote.com
HOST AMERICA CORPORATION C/O PROXY SERVICE 2 BROADWAY HAMDEN, CT 06518
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Host America Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to HOST AMERICA, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE INK AS FOLLOWS:					KEEP THIS PORTION FOR YOUR RECORDS
------------------------------------------------------------------------------------------------------------------------------------------------------------------
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HOST AMERICA CORPORATION
THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1 AND 2.
Vote on Directors
1. ELECTION OF DIRECTORS	MARK AN “X” FOR ONLY ONE BOX
Nominee:	For	Against	Abstain
01.) Nicholas Troiano	☐	☐	☐

Vote on Independent Registered Public Accounting Firm
2. RATIFICATION OF AUDITORS	MARK AN “X” FOR ONLY ONE BOX
	For	Against	Abstain
02.) Mahoney Cohen & Company, CPA P.C.	☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐
Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature (PLEASE sign above)	Date			Signature (Joint Owners)	Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS JUNE 18, 2007

The shareholder hereby appoints Michael C. Malota and David J. Murphy, or either of them, as proxies, each with the power to appoint his substitute and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Host America Corporation that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 10:00AM EST, on June 18, 2007, at Quinnipiac University, 275 Mount Carmel Avenue, Hamden, Connecticut 06518, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE